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[FORK TRUCK ASSOCIATION LOGO AND LETTERHEAD]

                                                                  EXHIBIT 99.3

                             FACSIMILE TRANSMISSION

DATE: 31 January 1997

No. of SHEETS (INCLUDING THIS ONE): 1

YOUR FAX No: 0049-208-588-1204

OF: Clark Materials Handling Europe

TO: DR J F Timm

FROM: Barry G Lea

REP:

MESSAGE:

Dear DR Timm

I write to confirm that Clark Materials Handling were winners of the Fork Truck Association Award - Innovation Category for 1996.

Clark are free to use this, without further reference to the Fork Truck Association, for whatsoever purpose they wish, anywhere in the world.

Yours sincerely,

/s/ Barry G Lea

BARRY G LEA
Secretary